UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 23, 2005

Fulton Bancshares Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	33-85626	25-1598464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Lincoln Way East, McConnellsburg, Pennsylvania	17233
(Address of principal executive offices)	(Zip Code)

(717) 485-3144

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

FULTON BANCSHARES CORPORATION

CURRENT REPORT ON FORM 8-K

Item 8.01 Other Events.

On March 23, 2005 the Board of Directors The Fulton County National Bank and Trust Company (“Bank”), the wholly owned subsidiary of the registrant, signed a Stipulation and Consent to the Issuance of a Consent Order dated March 23, 2005 that constitutes the Bank’s consent to the issuance of a Consent Order dated March 23, 2005 (“Consent Order”) by the Office of the Comptroller of Currency (“OCC”).  Management previously disclosed several of the issues identified in the Consent Order as reported in previous Fulton Bancshares Corporation’s Form 10-Q’s.

Management and the Board of Directors are committed to addressing these issues contained in the Consent Order. Management has already prepared a comprehensive action plan which is responsive to several significant organizational, financial, operational, and compliance improvements and adjustments as set forth in the Consent Order.

The principle elements of the Consent Order and the Bank’s ongoing actions in response are as follows:

The Board is required to appoint a Compliance Committee to monitor and coordinate the Bank’s adherence to the provisions of the Consent Order.  The Board appointed a Compliance Committee in 2004.

The Board is required to adopt, implement, and ensure adherence to a written action plan to improve the Bank.  A Comprehensive Action Plan was prepared with assistance of an outside consultant and presented to the OCC in December 2004 and has been modified to encompass the requirements of the Consent Order.

The Board is required to adopt, implement, and ensure adherence to a written strategic plan for the Bank covering at least a three-year period.  The Board with the assistance of David Cathell, Senior Executive Officer and Chief Financial Officer, and an outside consultant has begun the strategic plan development prior to the issuance of the Consent Order.

The Board is required to identify and submit for OCC review a Chief Executive Officer (“CEO”).  The Board has interviewed several candidates for the CEO position since January 2005.  The Board shall ensure that competent management including a Senior Loan Officer, Chief Financial Officer, Compliance Officer, and Bank Secrecy Act Officer are in place.  The Board has hired David Cathell as Chief Financial Officer and he has received regulatory approval to serve in that capacity.  Also, Mr. Cathell is the Senior Executive Officer of the Bank at this time.  The Board has designated a Bank Secrecy Act Officer and is in the process of hiring a qualified independent consultant to provide recommendations as required by the Consent Order.  The Board continues to search for a Senior Loan Officer and Chief Financial Officer.

After identification of a CEO, the Board is required to identify and submit to the OCC for review an independent outside consultant to complete a study of current management, Board supervision, and staffing requirements.  The Board has received three proposals from candidates to serve as the designated independent outside consultant.

The Board is required to develop, implement, and ensure Bank adherence to a written profit plan covering a three-year period.  The Bank has already begun to prepare this written profit plan.

The Bank is required to maintain capital levels of 14% Tier 1 capital to risk-weighted assets, and 10% Tier 1 capital to adjusted total assets.  The Bank’s capital is strong and exceeds both of these required levels.  Also, the Bank is required to develop, implement, and ensure adherence to a three-year capital program.  The capital program shall include a dividend policy that permits declaration of a dividend only when the Bank is (i) in compliance with its approved capital program, (ii) in compliance with certain statutory requirements, and (iii) in receipt of the prior written approval of the OCC.  The Bank has begun to prepare this written capital program.

The Board is required to identify and submit for OCC review a qualified outside consultant to recommend actions to reduce the risk presented by the Bank’s preferred stock portfolio.  As the Bank previously indicated in a March 21, 2005 News Release, the Bank sold its entire portfolio of U.S. government agency preferred stock investments in the fourth quarter of 2004.  These preferred stock investments had a market value at the end of 2003 of $11,687,000.  The Bank took a loss of $1,275,000 on such fourth quarter 2004 sale of preferred stock investments.  The Bank sold its preferred stock investment based on its belief that interest rates would continue to rise and that the preferred stocks would not experience a significant recovery and may likely face further declines in market value.  Although these investments provided above average returns and significant tax savings in the past, they have a high sensitivity to interest rate changes and were deemed by regulatory authorities to make up a larger than necessary percentage of the Bank’s securities portfolio.  Within sixty (60) days of completion of a review of the Bank’s balance sheet and interest rate risk position, the board shall develop, implement, and ensure Bank adherence to a written interest rate risk management program. The Bank is working with an outside consultant to refine the Bank’s interest rate risk management process and develop the related interest rate risk management program

The Board is required to identify and submit to the OCC for review a qualified consultant to perform a compliance review of all loans made since October 1, 2001 that were subject to Truth in Lending Act (“TILA”) and Real Estate Settlement Procedures Act (“RESPA”).  Prior to issuance of the Consent Order the Bank retained a consultant for compliance review purposes and has extended that compliance review to fully encompass the required period for compliance review.

The Board is required to ensure that a provision of $250,000 is made to the Allowance for Loan and Lease Loss (“ALLL”), retroactive to June 30, 2004.  Thereafter, the Board is required to ensure that the Reports of Condition and Income (“Call Reports”) filed for June 30, 2003, September 30, 2003, December 31, 2003, March 31, 2004, and June 30, 2004 reflect the impact of the $250,000 provision and the $1,000,000 provision that was required as of June 30, 2003. The Bank is in the process of restating the referenced Call Reports and other publicly disclosed financial reports and regulatory filings. The Summary of Quarterly Financial Data in the Fulton Bancshares Corporation 2004 Annual Report included the $250,000 provision as part of the provision expense for the quarter ended June 30, 2004. Within ninety (90) days, the Board is required to review the adequacy of the Bank’s methodology for maintenance of an adequate ALLL and shall present a copy of the Board’s ALLL program to the OCC for review and prior determination of no supervisory objection.  The Board intends that the Bank shall comply with this requirement in the required timely manner.

The Board shall identify and submit for OCC review a qualified third party consultant to perform an initial review of the commercial, commercial real estate, and agricultural loan portfolios that were not included within the sample of credits during the 2003 and 2004 examinations.  A qualified third party consultant has been engaged by the Bank prior to the issuance of the Consent Order with the OCC’s review and ratification and is in the process of completing the required loan review.

The Board is required to adopt, implement, and ensure Bank adherence to a written program to take immediate and continuing action to eliminate the basis of criticism of criticized assets in the OCC’s Report of Examination that commenced August 10, 2004, and to prospectively handle any future criticized assets in amounts of $150,000 or more.  The Bank is summarizing the status of all criticized assets and developing a related improvement strategy.

The Board shall develop, implement, and ensure Bank adherence to a written program to improve the Bank’s loan portfolio management.  The Board is using input from the qualified third party loan review consultant and may use other outside consultants to refine lending policies and complete the required written program.

The Board shall develop, implement, and ensure Bank adherence to a written program establishing an effective loan portfolio risk identification and control program. As indicated in the discussion above, the Board is using input from the qualified third party loan review consultant and may use other outside consultants to refine lending policies and complete the required written program.

The Board shall identify and submit for OCC review a qualified independent consultant to develop findings, observations and recommendations on the Bank’s internal controls and audit programs for complying with the Bank Secrecy Act (“BSA”), Money Laundering Control Act (“MLCA”), suspicious activities, and the rules and regulations of the Office of Foreign Assets Control (“OFAC”).  The Bank has upgraded its BSA Policy, related procedures are being actively implemented by the Bank’s BSA Officer, and the policy has been submitted it to the OCC for review.  The Bank has identified several possible independent consultant candidates and is requesting proposals from them.

The Board shall develop, implement, and ensure Bank adherence to a written program of policies and procedures and audit standards to ensure compliance with the BSA, MLCA, USA PATRIOT Act, and OFAC.

The Board or a designated committee thereof is required to review and evaluate the level of service and ability of the audit function currently being provided by its audit firm, with a particular focus on the BSA components of the audit, and prepare a written assessment of how the Board will improve its supervision of the audit function. The Board shall expand the Bank’s existing audit procedures to include a program to test the adequacy of internal controls to ensure

BSA compliance, among other requirements.  Within one hundred twenty (120) days, the Board is required to ensure that the auditor for BSA matters has performed certain activities such as reviewed prior account activity.    The Board intends to evaluate the internal and external audit service relationships and to comply with these requirements in the required timely manner.

The Board is required to develop, implement, and ensure adherence to a written program to ensure compliance with suspicious activity report filing requirements.  Included in the BSA Policy upgrade is an upgrade to the suspicious activity report detection and filing requirements.

The Bank may be required to terminate its transactional website until such time as appropriate controls are in place. The Board is required to develop, approve, and implement a customer information security program and to ensure that customer information security program controls are tested within one hundred twenty days (120) days after program implementation. The Bank is required to update and to review and formally approve its disaster recovery plan to reflect the current technology environment. The Board expects to engage an expert information technology consulting firm to assist the Bank in completing a comprehensive assessment of its technology structure and information security program, and disaster recovery plan and processes.

The Board is required to establish a liquidity contingency plan program and ensure that the Bank has policies, processes, personnel, and control systems to implement and adhere to the program.  A new liquidity contingency plan has been prepared by the Bank’s Senior Executive Officer and Chief Financial Officer, David Cathell.

The Board is required to immediately take all necessary steps to ensure that Bank management corrects each violation of law, rule, or regulation cited in the OCC Report of Examination commenced August 10, 2004.  Within ninety (90) days, the Board is required to adopt, implement, and ensure Bank adherence to specific procedures to prevent future violations of law as cited in the referenced OCC Report of Examination, and to incorporate internal control systems and education of employees regarding laws, rules and regulations applicable to their areas of responsibility.  The Board is diligently working with Bank management and outside consultants to rectify all noted violation situations as soon as possible.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

Exhibit Number                     Description

99.1                         Press Release dated March 25, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K/A to be signed on its behalf by the undersigned, thereunto duly authorized.

FULTON BANCSHARES CORPORATION.

Date: June 2, 2005	By:	/s/	David Cathell
		Title:	Chief Financial Officer